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                                                                         9/29/97







                                   HPSC, INC.


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                            EFFECTIVE JANUARY 1, 1997
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                                   HPSC, INC.


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                        ARTICLE I - ESTABLISHMENT OF PLAN

      1.1 Name of Plan. The Plan shall be known as the HPSC, Inc. Supplemental Executive Retirement Plan.

      1.2   Effective Date.  The Effective Date of the Plan is January 1,
1997.

      1.3 Purpose. The Company intends this Plan to provide certain retirement income benefits (as defined herein) to certain Executive Employees (as identified from time to time on Schedule 3.1 to the Plan) of the Employing Companies. Such benefits are intended to supplement the retirement income benefits provided to a Participant by his or her Employing Company through its other broad-based retirement programs and Social Security benefit taxes.

      1.4 Restricted Coverage. Participation in this Plan shall be limited to Executive Employees, so that for purposes of Title I of ERISA the Plan will at all times cover only employees who make up a select group of management or highly compensated employees whose positions with an Employing Company allow them to have a significant effect on the Employing Company's results of operations by the performance of services of major importance in the management, operation and development of the Employing Company's business.

      1.5 Plan Unfunded. This Plan is intended to be unfunded for purposes of
(i) Title I of ERISA and (ii) taxation of vested, accrued benefits pursuant to the Code.



                             ARTICLE II- DEFINITIONS

      The following terms shall have the meanings specified below unless the context otherwise requires:


      2.1 Accrued Benefit. The portion of a Participant's Target Retirement Benefit that has accrued as of any date pursuant to Section 6.1.
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      2.2 Actuarial Equivalent. The lump sum equivalent value of an immediate life annuity benefit or the immediate life annuity equivalence of a lump sum benefit, determined in each case by applying the following assumptions:

            (a) Interest, pre- and post-retirement, equal to seven percent compounded annually.

            (b) Mortality, pre-and post-retirement, as determined under a 50/50 blend of the male and female mortality rates from the 1983 Group Annuity Mortality Table as published in IRS Revenue Ruling 95-6.

      2.3 Actuary. The actuarial consultant designated by the Company from time to time to make all actuarial computations required in connection with the Plan.

      2.4 Average Final Compensation. The average of a Participant's Compensation for the three calendar years in which the Participant's greatest Compensation is received during his or her final five Plan Years of Service, provided that the Participant's Compensation during his or her final Plan Year of Service shall be deemed to equal (a) the Participant's annual base salary at the time of his or her Separation from Service plus (b) any bonus received during that Plan Year.

      2.5 Beneficiary. The individual(s), trust(s), or estate entitled to receive benefits under this Plan after the death of a Participant or another Beneficiary.

      2.6 Benefit Commencement Date. The date as of which benefits hereunder first become payable, in accordance with the provisions of Article VII, to or in respect of a Participant.

      2.7   Board.  The Board of Directors of the Company.

      2.8 Change in Control. A change in control of the Company will occur upon:




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            (a) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of the Company's common stock (the "Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (B) any acquisition by the Company or by any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (i), (ii), and (iii) of paragraph
(c) of this definition are satisfied; or

            (b) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") ceasing for any reason to constitute at least two-thirds of the Board over any period of 24 consecutive months or less; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation's shareholders, was approved by a vote or resolution of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the




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Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

            (c) Adoption by the Board of a resolution approving an agreement of consolidation of the Company with or merger of the Company into another corporation or business entity in each case, unless, following such consolidation or merger, (i) more than 60 percent of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding Company Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Common Stock and/or Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation or other business entity resulting from such consolidation or merger and any Person beneficially owning, immediately prior to such consolidation or merger, directly or indirectly, 35 percent or more of the Common Stock and/or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of its directors (or other persons having the general power to direct the affairs of such entity) and (iii)




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at least two-thirds of the members of the board of directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided that any right which shall vest by reason of the action of the Board pursuant to this paragraph (c) shall be divested, with respect to any such right not already exercised, upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Company or (B) its abandonment by either party thereto in accordance with its terms; or

            (d) Adoption by the requisite majority of the whole Board, or by the holders of such majority of stock of the Company as is required by law or by the Certificate of Incorporation or By-Laws of the Company as then in effect, of a resolution or consent authorizing (i) the dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other business entity with respect to which, following such sale or other disposition, (A) more than 60 percent of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Common Stock and/or Outstanding Company Voting securities, as the case may be, (B) no Person (excluding the Company and any employee




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benefit plan (or related trust) of the Company or such corporation or other business entity and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Common Stock and/or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the then outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) and (C) at least two-thirds of the members of the board of directors (or other group of persons having the general power to direct the affairs of such corporation or other entity) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; provided that any right which shall vest by reason of the action of the Board or the stockholders pursuant to this paragraph (d) shall be divested, with respect to any such right not already exercised, upon the abandonment by the Company of such dissolution, or such sale or other disposition of assets, as the case may be.

      A Change in Control shall not occur upon the mere reincorporation of the Company in another state.

      2.9 Code. The Internal Revenue Code of 1986, as amended, and including all regulations thereunder.

      2.10 Company. HPSC, Inc. and, in the event of a Change in Control, each successor to and assign of HPSC, Inc.

      2.11 Compensation. The total salary plus bonuses and similar types of remuneration earned by a Participant for personal services rendered to an Employing Company for any Plan




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Year, regardless of when such remuneration is actually paid (or would be paid if not deferred pursuant to any deferred compensation plan). Compensation shall include (a) amounts deferred under any deferred compensation plan and (b) amounts contributed from the Participant's remuneration under any plan maintained by an Employing Company pursuant to Code Sections 125 or 401(k). Compensation shall not include (a) employer contributions to any employee benefit plan (including without limitation this Plan) and all benefits provided under any such plan and (b) the value of or any income from any types of equity-based compensation programs (including without limitation stock options, stock appreciation rights and restricted stock).

      2.12  Compensation Committee.  The compensation committee of the Board.

      2.13 Disability. A Participant's inability, on account of a physical or mental impairment or condition, substantially to perform the material duties of his position as an Executive Employee despite reasonable accommodations made or proposed by his Employing Company; provided that such inability and impairment or condition (a) are established to the satisfaction of the Board and (b) have been (or are expected by the Board to be) of long or indefinite duration.

      2.14 Early Retirement Date. The first of any month following a Participant's 62nd birthday and prior to his or her Normal Retirement Date.

      2.15  Effective Date.  The date specified as such in Section 1.2 above.

      2.16 Employing Company. The Company and any present or future direct or indirect subsidiary of the Company, provided that (a) any executive officer of the Company approves the subsidiary's participation and (b) the board of directors of such subsidiary accepts this Plan. For this purpose, the term "subsidiary" shall include (a) any corporation if more than 50% of its




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capital stock is owned by the Company (either directly or through any one or more such subsidiaries) and (b) any other corporation designated as such by the Board.

      2.17 Entry Date. The date that an Executive Employee becomes a Participant in the Plan as provided in Article III.

      2.18 ERISA. Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended, and including all regulations thereunder.

      2.19 Executive Employee. An Employee who has been designated by his Employing Company as an officer with senior management responsibilities.

      2.20 Good Cause. A Participant's (a) willful and continuing failure substantially to perform duties assigned in good faith from time to time by his Employing Company (provided that such failure is not solely the result of (i) a Disability or (ii) a leave of absence either granted in writing by his Employing Company or guaranteed by applicable law or (iii) some other reason agreed to in advance by the Board); or (b) willful conduct which is demonstrably and materially injurious to any Employing Company; or (c) conviction of a felony or a misdemeanor involving the theft, misappropriation or embezzlement of property of any Employing Company.

      For purposes of this definition, the term Board shall include the board of directors (or body with a similar function) of the Company's successor following a Change in Control.

      2.21 Gross-Up Payment. A payment made to or on behalf of a Participant pursuant to Section 4.2 of this Plan.

      2.22 Net Worth Condition A decrease in the Company's net worth (as determined by the Company's independent accountants in accordance with the methodology used in preparation of the Company's financial statements) below $25 million as of the end of any fiscal quarter.




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      2.23 Normal Retirement Date. The first day of the next month following a
Participant's 65th birthday.

      2.24 Other Retirement Benefits. The Actuarial Equivalent of the sum of the following amounts paid or payable to or on behalf of a Participant upon or after his or her Separation from Service: (a) one-half of the Social Security retirement, survivorship and disability benefits available to or on behalf of the Participant as of the later of his or her Normal Retirement Date or Separation from Service (or as projected to be available on the Participant's Normal Retirement Date if payment under this Plan is made or commences before the Participant's Normal Retirement Date), as payable pursuant to Title II of the Social Security Act, as amended, or successor legislation, PLUS (b) the lump sum benefits available to or on behalf of the Participant as of the first day of the next month following his or her Separation from Service: (i) under each of the benefit plans specified below, (ii) attributable to Employing Company contributions, and (iii) calculated as specified for each such benefit plan:

          - HPSC, Inc. 401(k) Plan (and any successor thereto) ("401(k) plan")--the benefit attributable to Employing Company contributions only (including without limitation employer matching contributions), as determined by aggregating all such contributions which could have been obtained by the Participant pursuant to the terms of the 401(k) Plan and applicable law (including without limitation operational contribution limits resulting from application of the rules of Code Sections 401(k), 401(m) and 415), regardless of the amount of such contributions actually made, AND ADDING deemed interest at a rate of seven percent compounded annually (but prorated for




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               partial years) over the periods of time between the date of each contribution and the date of the determination of the Participant's Other Retirement Benefits, and without reduction for any hardship withdrawal or other benefit distribution taken by the Participant under the 401(k) plan.

          - HPSC, Inc. Employee Stock Ownership Plan (and any successor thereto) ("ESOP")--the benefit determined by MULTIPLYING all shares of Company stock allocated to the Participant's ESOP account through the date of the determination of his or her Other Retirement Benefits TIMES the share value of such stock on the date of the Participant's initial participation in the ESOP (but adjusted for any stock dividends, stock splits, stock combinations or other recapitalization after such date) AND ADDING deemed interest on such product at a rate of seven percent compounded annually (but prorated for partial years) over the period of time between the date of the Participant's initial participation in the ESOP and the date of the determination of the Participant's Other Retirement Benefits, and without reduction for any benefit distribution taken by the Participant under the ESOP.

          - HPSC, Inc. Supplemental Employee Stock Ownership Plan and Trust (and any successor thereto) ("SESOP")--the Participant's SESOP benefit, as determined pursuant to the principles specified above for the ESOP.

          - Other Plans--the benefits determined pursuant to the principles specified above for the 401(k) plan that are attributable to Employing Company contributions or allocations on the Participant's behalf to or under any other




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               deferred compensation or retirement-type plan, whether or not such plan is tax qualified pursuant to the Code or is deemed to be a "pension plan" pursuant to ERISA.

      2.25 Participant. Any Executive Employee who is covered by this Plan in accordance with the provisions of Article III.

      2.26 Plan. The HPSC, Inc. Supplemental Executive Retirement Plan, as stated herein and as amended or supplemented from time to time.

      2.27 Plan Administrator. The committee appointed to administer the plan pursuant to Section 10.1 of this Plan.

      2.28 Plan Year. The fiscal year, ending on each December 31 following the Effective Date while this Plan remains in effect, provided that for purposes of the definitions of Average Final Compensation and Year of Benefit Service, "Plan Year" shall include all such periods before or after the Effective Date of the Plan.

      2.29 Separation from Service. The termination of a Participant's Service for any reason, including the death of the Participant.

      2.30 Service. A Participant's period of employment with an Employing Company and (for periods prior to the Effective Date only) any period of service by such Participant as a member of the Board.

      2.31 Target Retirement Benefit. The Actuarial Equivalent of a retirement benefit payable on a Participant's Normal Retirement Date and continuing for the Participant's life in an amount equal to the excess, if any, of (a) sixty-five percent of the Participant's Average Final Compensation OVER (b) his or her Other Retirement Benefits.



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      2.32 Trust. The trust created under the HPSC, Inc. Supplemental Executive
Retirement Plan Trust Agreement in the event of a Change in Control.

      2.33 Vested Benefit. The portion of a Participant's Accrued Benefit calculated in accordance with Section 5.2 of this Plan.

      2.34  Vesting Percentage.  The percentage determined in accordance with
Section 5.1 of this Plan.

      2.35 Year of Benefit Service. Except as otherwise specified in Schedule
3.1 to the Plan, a Participant shall be credited with (a) one Year of Benefit Service for each Plan Year beginning on or after January 1, 1993 during which the Participant has any Service and (b) one quarter of a Year of Benefit Service for each Plan Year that ended prior to January 1, 1993 during which the Participant had any Service. Notwithstanding the foregoing, no Participant shall receive credit under clause (b) of the preceding sentence for more than three
(3) Years of Benefit Service.

                           ARTICLE III - PARTICIPATION

      3.1 Eligibility Requirements. Only Executive Employees shall be eligible to become and remain Participants of the Plan. An Executive Employee shall become a Participant only upon designation as a Participant on Schedule 3.1 to the Plan by the Board after recommendation by the Chairman of the Board. A Participant shall continue as a Participant for the purpose of accruing additional benefits under the Plan only so long as he remains in Service as an Executive Employee.

      3.2 Entry and Re-entry Into the Plan. An Executive Employee shall become a Participant on the effective date of his designation as a Participant on
Schedule 3.1. If a Participant's Service is subsequently broken and he is later reemployed as an Executive Employee, he shall resume his participation in the Plan only if he is again designated as a



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Participant by the Board on an amended Schedule 3.1 and only on the effective date of such new designation.


                        ARTICLE IV - RETIREMENT BENEFITS

      4.1 Amount, Timing and Form of Benefits. A Participant who has a Separation from Service after his or her Entry Date shall be entitled to receive the Actuarial Equivalent of his or her Vested Benefit, as determined in accordance with Articles V and VI, commencing on the Participant's Benefit Commencement Date as determined in Article VII, and payable in the form provided in Article VIII.

      4.2   Gross-Up Payments.

      (a) Calculation. In the event that any payment or benefit received or to be received by or on behalf of a Participant pursuant to the terms of this Plan (the "Plan Payments") or to be received by or on behalf of the Participant in connection with his or her Separation from Service pursuant to any plan or arrangement or other agreement with the Company (or any affiliate that would be an Employing Company upon adoption of this Plan) ("Other Payments" and, together with the Plan Payments, the "Payments") would be subject to the excise tax (the "Excise tax") imposed by Code Section 4999, as determined below, the Company shall pay to or on behalf of the Participant at the time specified in paragraph
(b) of this Section 4.2, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant or other recipient (the "Payee"), after deduction of the Excise Tax on all Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph
(a), and any interest, penalties or additions to tax payable by him or her with respect thereto, shall be equal to the total present value (determined at a discount rate of seven percent compounded annually) of



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all of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (i)(I) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Code Section 280G(b)(2), and (II) all "excess parachute payments" within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to the Payee ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Code Section 280(b)(2), or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (ii) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Payments or (II) the amount of "excess parachute payments" within the meaning of Code Section 280(b)(1) (after applying clause (i) hereof), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Payee shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his or her residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.



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      (b) Payment. The Gross-Up Payments provided for in paragraph (a) of this
Section 4.2 shall be made upon the earlier of (i) the payment to the Payee of any Payment or (ii) the imposition upon him or her or payment by him or her of any Excise Tax.

      (c) Adjustment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under paragraph
(a) of this Section 4.2, the Payee shall repay to the Company within five days of his or her receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the excise tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by him or her if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by him or her on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account under paragraph (a) of this Section 4.2 (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company's receipt of notice of such final determination or opinion.

                       ARTICLE V - VESTING AND FORFEITURES

      5.1 Vesting Percentage. A Participant's Vesting Percentage as of any date shall be the greater of (a) one hundred percent (100%) if such date is on or after the date on which any of the following events occurs: (i) a Change in Control unless such Change in Control was approved by a resolution adopted by at least two-thirds of the members of the Incumbent Board



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
(as defined in Section 2.8), or (ii) the Participant's Separation from Service either involuntarily without Good Cause or on account of death or Disability and
(b) otherwise the percentage specified in the following table for the number of Years of Benefit Service credited to the Participant as of such date:

     Years of                                Years of
  Benefit Service    Vesting Percentage   Benefit Service   Vesting Percentage
  ---------------    ------------------   ---------------   ------------------

        0-5                 0.00%               11                81.82%
        6                  25.00                12                87.50
        7                  42.86                13                92.31
        8                  56.25                14                96.43
        9                  66.67                15               100.00
       10                  75.00

      5.2 Vested Benefit. A Participant's Vested Benefit under this Plan shall be the product of his Accrued Benefit multiplied by his Vesting Percentage.

      5.3 Forfeitures. Any portion of a Participant's Accrued Benefit that is not included in his or her Vested Benefit at the time of his or her Separation from Service shall be immediately forfeited. Any amounts forfeited by a Participant shall remain the sole and exclusive property of the Participant's Employing Company and shall not increase the benefits of any other Participant.

      5.4 Amendment of Vesting Provisions. No amendment made to the Plan shall reduce a Participant's Vested Benefit under the Plan. However, an amendment may increase the Service required and impose or change any other requirements or conditions that a Participant must meet



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in order to become vested or further vested in any Accrued Benefit to the extent not already vested as of the date that the amendment is adopted.

                          ARTICLE VI - ACCRUED BENEFITS

      6.1 Determination of Accrued Benefit. A Participant's Accrued Benefit as of any date shall be the greater of (a) one hundred percent (100%) of his or her Target Retirement Benefit if such date is on or after the date on which a Change in Control occurs, unless such Change in Control was approved by a resolution adopted by at least two-thirds of the members of the Incumbent Board (as defined in Section 2.8), and (b) six and two-thirds percent (6.667%) of his or her Target Retirement Benefit for each of the first fifteen (15) Years of Benefit Service credited to the Participant under this Plan.

      6.2 Adjustment for Early or Postponed Retirement. Any benefit that is paid or begun prior to a Participant's Normal Retirement Date or on account of the Participant's death or is postponed beyond the Participant's Normal Retirement Date shall equal the Actuarial Equivalent of the amount that would have been payable if the same benefit were paid on his or her Normal Retirement Date.


                   ARTICLE VII - BENEFIT COMMENCEMENT DATE

      7.1 Eligibility for Payment. A Participant's benefits shall be paid from the Plan only after both of the following conditions are met: (a) the occurrence of the Participant's Separation from Service and (b) the first to occur of (i) the Participant's attainment of his or her Early Retirement Date, (ii) the Participant's death, (iii) a Change in Control, or (iv) the Net Worth Condition.




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
      7.2   Benefit Commencement Date.

      (a) Time of Commencement. Unless a Participant or Beneficiary (as the case may be) has made a timely election to defer payment with the approval of the Administrative Committee pursuant to paragraph (b) of this Section 7.2, the Participant's Vested Benefit under this Plan shall be paid or begin 60 days after the date on which the conditions of Section 7.1 are first met. Notwithstanding the foregoing, at any time after a Participant's Separation from Service and prior to the earlier of (i) payment or commencement of the Participant's Benefit pursuant to this Section 7.2 and (ii) the date on which a Change in Control occurs, the Company may elect unilaterally to defer payment or commencement of all or any portion of the Participant's Benefit until the next January following the Participant's Separation from Service if the Participant was a "covered employee" within the meaning of Code Section 162(m) at the time of his or her Separation from Service. Any such election by the Company may be made by either the Board, the Compensation Committee, the Administrative Committee or the Company's chief executive officer, and shall be evidenced in writing and sent to the Participant (at his or her last known address).

      (b) Benefit Commencement Election. Subject to the Administrative Committee's approval, a Participant or Beneficiary may make a one-time irrevocable election to defer payment of benefits to a postponed Benefit Commencement Date on any determinable date beyond the Participant's initial Benefit Commencement Date determined pursuant to paragraph (a) of this Section 7.2, provided that such election is made on the form prescribed by the Administrative Committee and is received by the Administrative Committee not later than 30 days before such initial Benefit Commencement Date. The Administrative Committee shall have absolute discretion to approve, disapprove or modify before approving any such election to defer benefits. Notwithstanding the foregoing, the Participant's benefits shall be paid immediately in one lump sum if the Net Worth Condition ever occurs and the Participant fails to confirm his or her election, subject to the Administrative Committee's approval, before payment is made.

      7.3   Hardship Withdrawals.

      (a) Definition. A Hardship exists when a Participant has suffered a severe financial setback resulting from any of the following: (i) a sudden and unexpected illness or accident of the Participant or of a dependent (within the meaning of Code Section 152(a)) of the Participant, (ii) loss of or to the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances, arising in each case from events beyond the Participant's control. Whether circumstances constitute an unforeseeable emergency depends upon the facts of each case. Moreover, in any event, no amount may be paid to a Participant pursuant to this Section 7.3 to the extent that any claimed Hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant's assets, to the extent that such liquidation would not itself cause severe financial hardship. Hardship shall not include payment of college expenses or the purchase of a home.

      (b) Procedure. A Participant who has had a Separation from Service or the Beneficiary of a deceased Participant may request withdrawal of a necessary portion of the Participant's Vested Benefit under the Plan on account of Hardship if the Participant or Beneficiary is awaiting payment under Section 7.2 or installment payments under Sections 8.2 or 8.3. Such request must be in writing to the Administrative Committee and shall be accompanied by evidence of the existence of all applicable Hardship conditions specified in paragraph (a) of this Section 7.3. The Administrative Committee shall review each such request and determine whether payment of any amount is justified. If payment is justified, the amount shall be limited to an amount reasonably needed to meet the demonstrated financial Hardship, but including any income and employment taxes reasonably expected to result from the Hardship distribution itself. The Administrative Committee shall also determine the form of any payment to be made to a Participant on account of a demonstrated Hardship. Any remaining amount of the Participant's Vested Benefit after any such Hardship withdrawal shall continue to be held subject to the Plan for later distribution in accordance with the provisions of this Section 7 and of Section 8 of the Plan.

                     ARTICLE VIII - BENEFIT FORMS AVAILABLE

      8.1 Forms of Benefit for Participants.

      (a) Normal Form of Benefits. Unless a Participant has made a timely election to receive installment payments with the approval of the Administrative Committee pursuant to paragraph (b) below, the Participant's Vested Benefit shall be paid in one lump sum.

      (b) Installment Benefit Election. Subject to the Administrative Committee's approval, a Participant who has had no Separation from Service before attaining his or her Early Retirement Date may make a one-time irrevocable election to receive the Actuarial Equivalent of his or her Vested Benefit in substantially equal annual installments over a period of years not to exceed the Participant's life expectancy or the joint life expectancies of the Participant and his or her spouse, in each case determined as of the date that the installment payments begin. Any such election shall be made on the form prescribed by the Administrative Committee and must be received by the Administrative Committee no later than 30 days before the Benefit is to be paid pursuant to Section 7.2 of the Plan (after taking into account any election made by the Participant under paragraph (b) of Section 7.2). The Administrative Committee shall have absolute discretion to approve, disapprove or modify (including but not limited to changing the number of installments) before approving any such election to receive installment payments. Notwithstanding the foregoing, the Actuarial Equivalent value of the Participant's remaining installment benefits shall be paid immediately in one lump sum if the Net Worth Condition ever occurs and the Participant fails to confirm his or her election, subject to the Administrative Committee's approval, before payment is made.

      8.2   Forms of Benefit for Surviving Spouse Beneficiaries.

      (a) Normal Form of Benefit. Unless a surviving spouse Beneficiary of a deceased Participant has made a timely election to receive installment payments with the approval of the

Administrative Committee pursuant to paragraph (b) below, the Vested Benefit of such surviving spouse Beneficiary shall be paid in one lump sum.

      (b) Installment Benefit Election. Subject to the Administrative Committee's approval, a surviving spouse Beneficiary may make a one-time irrevocable election to receive the Actuarial Equivalent of the Participant's Vested Benefit in substantially equal annual installments over a period of years not to exceed the surviving spouse's life expectancy, as determined on the date that the installment payments begin. Any such election shall be made on the applicable form prescribed by the Administrative Committee and must be received by the Administrative Committee no later than 30 days before the Benefit is to be paid pursuant to Section 7.2 of the Plan (after taking into account any election made by the surviving spouse Beneficiary under paragraph (b) of Section 7.2). The Administrative Committee shall have absolute discretion to approve, disapprove or modify (including but not limited to changing the number of installments) before approving any such election to receive installment payments. Notwithstanding the foregoing, the Actuarial Equivalent value of the Beneficiary's remaining installment benefits shall be paid immediately in one lump sum if the Net Worth Condition ever occurs and the Beneficiary fails to confirm his or her election, subject to the Administrative Committee's approval, before payment is made.


      8.3 Form of Benefit for Other Beneficiaries. Death benefits to any Beneficiary who is not the surviving spouse of the Participant shall be paid in one lump sum.

                           ARTICLE IX - BENEFICIARIES

      9.1 Designation. Each Participant (and each surviving Beneficiary who is awaiting or receiving payment of a Vested Benefit under the Plan) shall have the right to designate a Beneficiary, and to amend or revoke such designation at any time. Each such designation, amendment or revocation shall be made on the form prescribed by the Administrative Committee, and shall be effective only upon receipt by the Administrative Committee.

      9.2 Failure to Designate a Beneficiary. If no designated Beneficiary survives the Participant (or a surviving Beneficiary) and any Vested Benefit is payable following the Participant's (or surviving Beneficiary's) death, the Administrative Committee shall direct that payment of such Vested Benefit be made to the person or persons in the first of the following classes of successive preference Beneficiaries:

      (a)   Spouse

      (b)   Descendants, Per Stirpes

      (c)   Parents

      (d)   Siblings

      (e)   Estate

                         ARTICLE X - PLAN ADMINISTRATION

      10.1 Administrative Committee. The Plan shall be administered by an Administrative Committee of one or more members appointed by the Board, and shall be the Compensation Committee unless a different appointment is then in effect under this Plan. Each member shall serve at the pleasure of the Board. The Administrative Committee shall act by majority decision of its members. The Committee shall have responsibility for the operation and administration of the Plan and shall have the power and authority to adopt, interpret, alter, amend or revoke all forms, rules and regulations necessary to administer the Plan, to interpret all provisions of the Plan and determine all questions of eligibility for participation in and benefits under the Plan and all other issues of administration, and to delegate ministerial duties and employ such outside professionals as may be required for prudent administration of the Plan. The Administrative Committee shall also have the authority to enter into agreements on behalf of any Participating Employer as necessary to implement this Plan. The members of the Administrative Committee, if otherwise eligible, may participate in the Plan, but shall not make decisions of the Committee solely with respect to their own benefits or Hardship withdrawals.

      10.2 Indemnification. Each Employing Company shall jointly and severally indemnify and save harmless any individual acting as a member of the Administrative Committee or in any other fiduciary capacity from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, attorneys' fees, costs and expenses incident to the performance of such person's duties unless resulting from the gross negligence, willful misconduct, or lack of good faith of such individual. Such indemnification shall apply to any such individual even though at the time liability is imposed the individual was no longer acting in a fiduciary capacity or as a member of the Administrative Committee.

      10.3 Ownership of Assets. All amounts accrued under this Plan, all property and rights purchased with such amounts, and all income attributable to such amounts, property or rights shall remain (until made available to the Participant or Beneficiary) solely the property and rights of the relevant Employing Company (without being restricted to the provision of benefits under this Plan) and shall be subject to the claims of the general creditors of the Company and of each Employing Company. Except after a Change in Control, no trust is created under this Plan and it is not otherwise funded in any manner. No Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of any Employing Company or any Accrued Benefit under the Plan prior to the time such assets are distributed as a Vested Benefit, and all rights created under the Plan shall be mere unsecured contractual rights. Notwithstanding the foregoing, nothing in this Plan shall be construed to prohibit any one or more Participants or Beneficiaries from purchasing insurance to protect against loss on account of the provisions of this Section 10.3, and the Employing Companies shall reasonably cooperate in any effort to obtain such insurance; provided that any such insurance shall be obtained, owned and paid for solely by the insured persons and not by any Employing Company.

      10.4 Expenses. Each Employing Company shall pay (a) its share of all fees and expenses incurred in administering the Plan, (b) all taxes imposed on such Employing Company in connection with the Plan, and (c) all costs and expenses (including reasonable attorneys' fees) incurred by each Participant and Beneficiary to enforce the terms of the Plan against the Employing Company or to collect a Vested Benefit under the Plan from the Employing Company.

                 ARTICLE XI - TRUST AGREEMENT; LIQUIDITY FUND

      11.1 Trust Fund. Except after a Change in Control, no assets of any Employing Company shall be held in trust for any purposes under the Plan. Upon the occurrence of a Change in Control, and from time to time (but at least once each Plan Year) thereafter, the Company shall cause each Employing Company to contribute to the Trust assets sufficient to actuarially meet the Employing Company's liability for all Vested Benefits under the Plan at each time that assets are contributed.

      11.2 Liquidity Fund. Any Employing Company at its sole option may from time to time maintain liquid assets representing all or any portion of the value of its Participants' Accrued Benefits. Any such liquidity fund shall be invested at the discretion of the Administrative Committee, shall not be held in trust for any Participant or Beneficiary, and shall in all respects remain subject to the provisions of Section 10.3.


                       ARTICLE XII - AMENDMENT OF THE PLAN

      12.1 Amendment. The Company reserves the right to amend the Plan at any time and from time to time. Each amendment shall be approved by the Compensation Committee. No amendment shall diminish or deprive a Participant of any benefit already accrued. The Company may amend the Plan, and may do so retroactively if necessary, to conform the Plan to mandatory provisions of applicable laws or regulations or as permitted by the Internal Revenue Service or the Department of Labor.

      12.2 Effect of Amendments on Vesting. Notwithstanding the provisions of the preceding Section 12.1, no amendment to the Plan's vesting provisions shall reduce any Participant's Vested Benefit, determined as of the later of (a) the date of execution of such amendment or (b) the effective date of such amendment.

                     ARTICLE XIII - TERMINATION OF THE PLAN

      13.1 Termination. The Company (for itself and each Employing Company) intends to continue the Plan indefinitely, but it does not assume a contractual obligation to do so, and the Company may terminate the Plan at any time (or terminate the participation of one or more Employing Companies), provided that no such action of the Company shall reduce any Participant's Vested Benefit. Each Employing Company reserves the right by action of its board of directors to withdraw from the Plan, provided that no such withdrawal shall reduce any Participant's Vested Benefit.

      13.2 Benefits After Plan Termination. In the event that the Company shall terminate the Plan, in whole or in part, the rights of nonvested Participants to benefits accrued under the Plan as of the date of such termination shall remain unvested unless the Plan is specifically amended to provide for additional partial or full vesting. In no event shall any person have recourse against any Employing Company for any reason upon termination of the Plan other than for non-payment of Vested Benefits.

                           ARTICLE XIV - MISCELLANEOUS

      14.1 Limitations of Rights; Employment Relationship. Neither the establishment of this Plan nor any modification thereof, nor the accrual or vesting of any benefits, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving a Participant or any other person any legal or equitable right against any Employing Company except as provided in this Plan. In no event shall the terms of employment of any employee be modified or in any way be affected by the Plan.

      14.2  Determination of Benefits, Claims, Procedure and Administration.

      (a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the Administrative Committee in care of the Company at its then principal place of business.

      (b) Decision on Claim. Upon receipt of a claim, the Administrative Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Administrative Committee may, however, extend the reply period for an additional 90 days for a reasonable cause.

      If the claim is denied in whole or in part, the Administrative Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

      (i)   The specific reason or reasons for such denial

      (ii) The specific reference to pertinent provisions of the Plan on which such denial is based

      (iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary

      (iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review

      (v) The time limits for requesting a review and for completing any such review.

      (c) Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the chief executive officer of the Company (or his designee) review the determination of the Administrative Committee. Such request must be addressed to the chief executive officer of the Company, at the Company's then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the chief executive officer or his designee. If the Claimant does not request a review of the Administrative Committee's determination by the chief executive officer of the Company within such 60-day period, he or she shall be barred and estopped from challenging the Administrative Committee's determination.

      (d) Review of Decisions. Within 60 days after receipt of a request for review, the chief executive officer of the Company or his designee shall review the Administrative Committee's determination. After considering all materials presented by the Claimant the chief executive officer or his designee shall render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for a decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the 60-day time period be extended, the chief executive officer or his designee shall so notify the Claimant and shall render the decision as soon as possible, but not later than 120 days after receipt of the request for review.

      14.3 Arbitration. Any dispute between any person claiming benefits or any other rights under the Plan and the relevant Employing Company as to the interpretation or application of the provisions of the Plan and amounts payable hereunder that is not finally resolved under the claims procedure in Section
14.2 of the Plan shall be determined exclusively by binding arbitration in the City of Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction. Except as provided in
Section 10.4 after a Change in Control, all fees and expenses of such arbitration shall be paid as determined by the arbitrator.

      14.4 Non-Assignability of Benefits. Neither the Participant nor his or her Beneficiary nor any other beneficiary under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be nonassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable under the Plan shall, prior to actual payment thereof, be subject to seizure by any creditor of any such person for the payment of any debt, judgment or other obligation, by a proceeding at law or in equity, or be transferable by operation of law in the event of the bankruptcy, insolvency, divorce or death of the Participant, his or her designated Beneficiary or any other beneficiary under this Plan.

      14.5 Facility of Payments. In the event that the Administrative Committee shall determine that any person to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is otherwise mentally or physically incompetent, or unable to give a valid receipt, the Committee may cause the payment becoming due to be paid to the person's spouse, child, grandchild, parent, brother or sister, or to any appropriate individual appointed by a court of competent jurisdiction, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

      14.6 Obligations to Withhold and Pay Taxes. Each Participant or other recipient of benefits under the Plan shall be liable for all tax obligations, if any, with respect to any sum received pursuant to the Plan and for accurately reporting and paying in full all such taxes to the appropriate federal, state and local authorities. The relevant Employing Company shall have the right to deduct and withhold from any payment due under the Plan or from other amounts owed to or with respect to the Participant all withholding taxes and other amounts required by law or as necessary to set off amounts owed by the Participant to such Employing Company.

      14.7 Representations. No Employing Company hereby represents or guarantees that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.

      14.8 Severability. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

      14.9 Applicable Law. This Plan shall be governed by and construed in accordance with applicable federal law and, to the extent not preempted by such federal law, the laws of the Commonwealth of Massachusetts applicable to contracts that are made and to be wholly performed in such Commonwealth.

      IN WITNESS WHEREOF, the Company has caused this Plan to be executed under seal by its duly authorized representative this ______ day of __________________, 1997.



                                   HPSC, INC.



                                    By:    ______________________________

                                          Title:

                         SCHEDULE 3.1 TO THE HPSC, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     (Designation of Participants and Retroactive Benefit Service Credits

                        Effective as of January 1, 1997)

-----------------------------------------------------------------------------
                EFFECTIVE DATE OF     RETROACTIVE CREDIT FOR YEARS OF BENEFIT
PARTICIPANT       PARTICIPATION            SERVICE PRIOR TO ENTRY DATE
-----------       -------------       ---------------------------------------


John W. Everets     January 1, 1997     As specified in the Plan document
Raymond Doherty     January 1, 1997     As specified in the Plan document
Rene Lefebvre       January 1, 1997     As specified in the Plan document

                                   HPSC, INC.


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                TABLE OF CONTENTS

ARTICLE I - ESTABLISHMENT OF PLAN............................................1
  1.1 Name of Plan...........................................................1
  1.2 Effective Date.........................................................1
  1.3 Purpose................................................................1
  1.4 Restricted Coverage....................................................1
  1.5 Plan Unfunded..........................................................1

ARTICLE II- DEFINITIONS......................................................1
  2.1 Accrued Benefit........................................................2
  2.2 Actuarial Equivalent...................................................2
  2.3 Actuary................................................................2
  2.4 Average Final Compensation.............................................2
  2.5 Beneficiary............................................................3
  2.6 Benefit Commencement Date..............................................3
  2.7 Board..................................................................3
  2.8 Change in Control......................................................3
  2.9 Code...................................................................7
  2.10 Company...............................................................7
  2.11 Compensation..........................................................7
  2.12 Compensation Committee................................................7

  2.13 Disability............................................................8
  2.14 Early Retirement Date.................................................8
  2.15 Effective Date........................................................8
  2.16 Employing Company.....................................................8
  2.17 Entry Date............................................................8
  2.18 ERISA.................................................................9
  2.19 Executive Employee....................................................9
  2.20 Good Cause............................................................9
  2.21 Gross-Up Payment......................................................9
  2.22 Net Worth Condition...................................................9
  2.23 Normal Retirement Date...............................................10
  2.24 Other Retirement Benefits............................................10
  2.25 Participant..........................................................12
  2.26 Plan.................................................................12
  2.27 Plan Administrator...................................................12
  2.28 Plan Year............................................................12
  2.29 Separation from Service..............................................12
  2.30 Service..............................................................12
  2.31 Target Retirement Benefit............................................12
  2.32 Trust................................................................13
  2.33 Vested Benefit.......................................................13
  2.34 Vesting Percentage...................................................13

  2.35 Year of Benefit Service..............................................13

ARTICLE III - PARTICIPATION.................................................13
  3.1 Eligibility Requirements..............................................13
  3.2 Entry and Re-entry Into the Plan......................................14

ARTICLE IV - RETIREMENT BENEFITS............................................14
  4.1 Amount, Timing and Form of Benefits...................................14
  4.2 Gross-Up Payments.....................................................14
    (a) Calculation.........................................................14
    (b) Payment.............................................................16
    (c) Adjustment..........................................................16

ARTICLE V - VESTING AND FORFEITURES.........................................17
  5.1 Vesting Percentage....................................................17
  5.2 Vested Benefit........................................................18
  5.3 Forfeitures...........................................................18
  5.4 Amendment of Vesting Provisions.......................................18

ARTICLE VI - ACCRUED BENEFITS...............................................18
  6.1 Determination of Accrued Benefit......................................18
  6.2 Adjustment for Early or Postponed Retirement..........................19

ARTICLE VII - BENEFIT COMMENCEMENT DATE.....................................19
  7.1 Eligibility for Payment...............................................19
  7.2  Benefit Commencement Date............................................19
    (a) Time of Commencement................................................19

    (b) Benefit Commencement Election.......................................20
  7.3 Hardship Withdrawals..................................................20
    (a) Definition..........................................................20
    (b) Procedure...........................................................21

ARTICLE VIII - BENEFIT FORMS AVAILABLE......................................22
  8.1 Forms of Benefit for Participants.....................................22
    (a) Normal Form of Benefits.............................................22
    (b) Installment Benefit Election........................................22
  8.2 Forms of Benefit for Surviving Spouse Beneficiaries...................23
    (a) Normal Form of Benefit..............................................23
    (b) Installment Benefit Election........................................23
  8.3 Form of Benefit for Other Beneficiaries...............................23

ARTICLE IX - BENEFICIARIES..................................................24
  9.1  Designation..........................................................24
  9.2 Failure to Designate a Beneficiary....................................24

ARTICLE X - PLAN ADMINISTRATION.............................................24
  10.1 Administrative Committee.............................................24
  10.2 Indemnification......................................................25
  10.3 Ownership of Assets..................................................25
  10.4 Expenses.............................................................26

ARTICLE XI - TRUST AGREEMENT; LIQUIDITY FUND................................26
  11.1 Trust Fund...........................................................26

  11.2 Liquidity Fund.......................................................26

ARTICLE XII - AMENDMENT OF THE PLAN.........................................26
  12.1 Amendment............................................................27
  12.2 Effect of Amendments on Vesting......................................27

ARTICLE XIII - TERMINATION OF THE PLAN......................................27
  13.1 Termination..........................................................27
  13.2 Benefits After Plan Termination......................................27

ARTICLE XIV - MISCELLANEOUS.................................................28
  14.1 Limitations of Rights; Employment Relationship.......................28
  14.2 Determination of Benefits, Claims, Procedure and Administration......28
    (a) Claim...............................................................28
    (b) Decision on Claim...................................................28
    (c) Request for Review..................................................29
    (d) Review of Decisions.................................................29
  14.3 Arbitration..........................................................30
  14.4 Non-Assignability of Benefits........................................30
  14.5 Facility of Payments.................................................30
  14.6 Obligations to Withhold and Pay Taxes................................31
  14.7 Representations......................................................31
  14.8 Severability.........................................................31
  14.9 Applicable Law.......................................................31